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                                                                   EXHIBIT 10.17


October 2, 1997



Scott Kusel
Computer Geeks Discount Outlet
VIA FACSIMILE
(760) 758-5553

Dear Scott:

The purpose of this letter is to establish the terms and conditions of the business relationship between ONSALE, Inc. ("ONSALE") of 1861 Landing Drive in Mountain View, California and Computer Geeks Discount Outlet ("Computer Geeks") with offices located at 2604 Temple Heights Drive in Oceanside, California.

Process: From time to time Computer Geeks wishes to distribute Products via ONSALE's auctions on its online service. Computer Geeks shall select Product for auction and provide Product information. Products selected for auction must be verifiably in stock and ready for immediate shipment prior to the beginning of each auction. ONSALE shall prepare the Product for and manage the auction process. Computer Geeks shall proofread all item descriptions. ONSALE awards products to the highest bidders, collects payment via credit card for the closing price, shipping and handling charges and applicable taxes. Within one business day of the close of each auction, ONSALE will transmit the order information via EDI or ONSALE's proprietary Vendor-Link software. Computer Geeks shall ship all orders within two business days of receipt of ONSALE's orders. Tracking numbers will be supplied to ONSALE for all orders within 24 hours of shipment. Computer Geeks will provide individual order status and updated inventory information to ONSALE on request.

Payment: ONSALE will provide payment for the actual merchandise closing price and shipping charges less ONSALE's commission of ***% of the actual merchandise closing price, less any deduction for product returns on a weekly basis. ONSALE shall only pay for auctions for which ONSALE has received shipment-tracking numbers from Computer Geeks. ONSALE shall provide appropriate backup documentation with payment. Computer Geeks will pay all taxes and duties assessed in conjunction with this agreement and its performance by any authority within or outside of the U.S., except for taxes payable on ONSALE's net income.

In the event that ONSALE has accrued a credit balance with Computer Geeks and there has been no sales of Products for a period of 30 days, Computer Geeks shall issue payment for the total credit owed ONSALE in form of a check within 15 days of the end of the 30 day period.

Customer Service: ONSALE will provide first-line customer service for all customer service inquires. ONSALE shall refer customers to Computer Geeks for all issues beyond basic support and shipping issues (I.E. defective products, missing parts, systems incompatibility, product exchanges, and technical questions). ONSALE and Computer Geeks are committed to resolving all customer questions within two business days. ONSALE and Computer Geeks will designate responsible individuals within their respective organizations to coordinate all product delivery issues. Contact names and phone numbers will be kept current throughout the relationship.

Product Returns: All products returned by ONSALE's within thirty (30) days of the customer's purchase which are defective shall be returned to Computer Geeks from the customers, at Computer Geeks cost. In the event



*** Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 406 under the Act.

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that products are returned to ONSALE by the customer, the value of all Products returned, outbound and inbound customer freight, and bulk shipping charges to Computer Geeks shall be deducted from payments owed Computer Geeks.

Indemnities: Computer Geeks agrees to defend, indemnify and hold harmless ONSALE, its corporate parent and affiliated companies, and the employees, officers, directors and agents of each of them, against any and all claims, liabilities, damages and costs, including reasonable attorney's fees and settlement amounts, arising from i) any actual or alleged defect in a Product supplied by Computer Geeks pursuant to this Agreement; ii) any actual or alleged infringement of any patent, copyright, trademark or other intellectual property right by a Product supplied by Computer Geeks pursuant to this Agreement; or
iii) a breach by Computer Geeks of any provision of this Agreement. Computer Geek's responsibilities under this Section shall survive termination of this Agreement.

General Terms: Computer Geeks warrants that all products shall be legally resellable within the United States, Canada, and Mexico (unless otherwise stated in writing) and in the exact conditions represented by Computer Geeks. All Products shall be individually and adequately packaged in such a matter to be delivered without damage to ONSALE's customers via overnight courier or UPS shipment. ONSALE reserves the right to refuse to post any merchandise under this agreement. ONSALE shall provide Computer Geeks with two weeks written notice in the event that the Computer Geeks will be materially excluded from distributing products from a certain product categories. Employees and/or agents of Computer Geeks are forbidden to place bids or cause bids to be placed on Products supplied by Computer Geeks for any purpose. It is expressly understood that by the terms of this agreement that Computer Geeks will be exposed to ONSALE confidential information, including, but not limited to, ONSALE auction techniques and logic, pricing and merchandising strategies, order handling processes and procedures, contractual structures and general business techniques. This information will be held in confidence by Computer Geeks and will not be disclosed to nor viewed by a third party, and used only pursuant to the business relationship with ONSALE. Computer Geeks or any third party without the express written permission of ONSALE may not solicit ONSALE customers.

This Agreement may not be modified except in writing signed by both Parties. This Agreement will remain in effect for a period of one (1) year. Either Party may terminate this Agreement at any time, with or without cause, upon 90 days written notice. Neither Party shall be responsible to the other for any costs or damages resulting from termination.

If the foregoing is in accordance with our agreement, please initial the first page, sign the second, and return to me a copy of this letter.

Best Regards,


/s/ Michael Weller


Michael Weller
VP, Channel Development
                                             Agreed and accepted,


                                                    /s/ Scott Kusel
                                             -----------------------------------
                                             Scott Kusel
                                             Computer Geeks Discount Outlet

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Dear Vendor,

ONSALE, Inc. is a member of the TRUSTe program and is in compliance with TRUSTe privacy principles. For your review, Onsale's privacy statement and a more detailed description of TRUSTe is attached below. In order to remain a member in good standing, Onsale needs to ensure compliance from its vendor partners.

In support of this program please review and sign the attached confidentiality statement. Your agreement to this statement will allow Onsale to remain a member in good standing. Please fax the signed statement to 650-473-0611 prior to the close of business 8-10-98.

Our combined adherence to these privacy principles will be greatly appreciated by our mutual customers and should promote increased customer loyalty resulting in increased sales for Onsale and its vendor partners.

Thank you in advance for your cooperation.

Victor Hanna, Vice President
ONSALE

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                            ONSALE PRIVACY STATEMENT

ONSALE understands and respects your need for privacy. To that end, ONSALE, Inc. is a member of the TRUSTe program and is in compliance with TRUSTe privacy principles. As an AOL Certified Merchant, we also support AOL's privacy policy. This statement discloses the privacy practices for ONSALE's entire Web site.

TRUSTe is an independent, non-profit organization whose mission is to build users' trust and confidence in the Internet by promoting the principles of disclosure and informed consent. Because ONSALE wants to demonstrate its commitment to your privacy, we have agreed to disclose our information practices reviewed and audited for compliance by TRUSTe. When you visit a Web site displaying the TRUSTe mark, you can expect to be notified of:

-       What information is gathered/tracked

-       How the information is used

-       Who information is shared with

-       This site's opt-out policy

- This site's policy on correcting and updating personally identifiable information

- This site's policy on deleting or deactivating your name from our database

Questions regarding this statement should be directed to ONSALE Customer Service or TRUSTe for clarification. To return to the site, please use the "Back" button on your browser.

OUR COMMITMENT TO PRIVACY

To demonstrate this commitment, TRUSTe routinely reviews and audits our privacy practices. Described below is our privacy policy

        1.   Steals & Deals(R) Broadcast Email
        2.   Registration and Bidding
        3.   Sharing of Information
        4.   Cookies
        5.   IP addresses
        6.   Updating Customer Information

STEALS & DEALS(TM) BROADCAST EMAIL

The ONSALE Steals & Deals broadcast email is available to all users, whether or not they have registered on our site. To receive Steals & Deals simply enter your email address in the form provided on our homepage or any Supersite page. Note that you are subscribed to this list when you register to bid. You can remove your name from this list at any time by replying to any Steals & Deals email or via our online Customer Service Center.

REGISTRATION AND BIDDING

During the ONSALE registration process, we ask you to provide us with contact information, such as name, billing address, shipping address, email address, telephone number and a valid credit card number. We use this information to verify your account when you bid and to complete transactions when you win.


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We have designed the ONSALE web site so that no personal identifying information is displayed online or is accessible to the general public. ONSALE identifies your bids only by your initials, city, state and country.

For bidders and sellers at the ONSALE Exchange, your credit card is used only to secure your auction participation. It is not charged or released to any seller or third party. This requirement helps to ensure that all bids placed are legitimate, protecting the interests of both bidders and sellers.

SHARING OF INFORMATION

We do not sell, rent or share any customer information, except for auctions involving third parties. In such cases, we provide only the information required to complete the transaction. By contract, the third party is not permitted to sell, rent or share this information.

For winners of ONSALE Exchange auctions, we share only contact information of the three highest bidders to the seller so that the transaction may be completed. The seller's contact information is also provided to these bidders.

For the purpose of advertising, visitor and user information is aggregated for reporting to advertisers. However, in these situations, we do not disclose to these entities any information that could be used to personally identify you, such as your name, customer number, password, credit card number, or transaction history.

COOKIES

ONSALE uses software tags called "cookies" to identify customers when they visit our site. They help us understand your buying preferences and customize our service to your needs. By understanding which areas of the site you visit, cookies allow us to present information, products and specials that are of personal interest. Our goal is to save you time and make your shopping experience unique to you. The information we collect with cookies is not sold, rented or shared with any outside parties. ONSALE does not allow our advertisers to deliver their cookies on the ONSALE site.

IP ADDRESSES

ONSALE uses IP addresses solely for web site administration and identification of server and user access issues. We do not link IP addresses to personal identifying information.

UPDATING CUSTOMER INFORMATION

At any time you may update your ONSALE customer account information by going to our Customer Service Center and clicking on "Customer Account". Here you may update your name, password, billing address, shipping address, email address, telephone number and a credit card information.

We welcome your questions regarding this privacy statement. Please address them to ONSALE Customer Service or TRUSTe.

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AGENCY VENDOR COMPLIANCE:

Vendor acknowledges that any information transmitted from ONSALE to below vendor, including the transactions contemplated herein, and any information conveyed to or obtained by Vendor from ONSALE (including without limitation business plans and data; financials; client records and lists; technical data and protocols; specifications) is confidential and proprietary to Onsale and/or its respective affiliates (the "Onsale Confidential Information"). Vendor agrees that in no event shall Vendor disclose, transfer, copy, duplicate or publish any Onsale Confidential Information to any third party without the prior written consent of Onsale, which consent may be withheld in Onsale's sole discretion. Vendor further agrees that it shall not utilize any Onsale information for any purpose whatsoever other than for the purpose of performing its obligations to ONSALE. Vendor shall make available the Onsale Confidential Information to its employees on a need-to-know basis and shall advise such employees of the restriction set forth with respect to the use of such Onsale Confidential Information. Vendor shall be responsible for the unauthorized disclosure of any Onsale Confidential Information by its employees. Upon termination or expiration of the vendor relationship with Onsale, Vendor shall immediately return to Onsale any and all Onsale Confidential Information, including copies thereof, maintained by Vendor.

I accept the above confidentiality terms which shall keep our company in compliance with ONSALE's commitment to the TRUSTe Principles.



        /s/ Scott Kusel                                  8/11/98
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Signature                                    Date


             Geeks
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Vendor